Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler

Vice President, Investor Relations

ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2026 FINANCIAL RESULTS

•	Fourth Quarter Gross Margin Expanded 90 Basis Points Year-over-Year

•	Approved First Quarter Fiscal 2027 Cash Dividend of $.28 per Share

FAIRPORT, N.Y. – May 27, 2026 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 28, 2026.

Fourth Quarter Results

Sales for the fourth quarter of the fiscal year ended March 28, 2026 (“fiscal 2026”) decreased 7.2% to $273.8 million, as compared to sales of $295.0 million for the fourth quarter of the fiscal year ended March 29, 2025 (“fiscal 2025”). This was primarily driven by a reduction in sales from the closure of 145 underperforming stores in the first quarter of fiscal 2026, as well as a 2.4% decrease in comparable store sales from continuing store locations. Comparable store sales, adjusted for days, increased 2.8%1 in the prior year period. Comparable store sales, unadjusted for days, decreased 3.6% in the prior year period.

Comparable store sales increased 1% for front end/shocks. Comparable store sales decreased 1% for brakes, 2% for maintenance services and tires, 3% for batteries, and 4% for alignments compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin increased 90 basis points compared to the prior year period, primarily from lower technician labor costs as a percentage of sales, which was partially offset by higher material costs as well as higher occupancy costs as a percentage of sales.

[1]

Adjusted for six fewer selling days in the fourth quarter of fiscal 2025 due to an extra week of sales in fiscal 2024 and a shift in the Christmas holiday from the fourth quarter in fiscal 2024 to the third quarter in fiscal 2025.

Total operating expenses for the fourth quarter of fiscal 2026 were $98.1 million, or 35.8% of sales, as compared to $121.1 million, or 41.1% of sales in the prior year period. The decrease was primarily driven by $22.5 million of higher store impairment costs in the prior year period related to certain owned and leased assets, $6.9 million of lower costs from the closure of 145 underperforming stores in the first quarter of fiscal 2026, and a decrease of $1.8 million in management restructuring/transition costs. These were partially offset by $6.9 million of increased marketing costs to support the Company’s topline sales and $2.7 million of costs incurred in connection with consultants related to the Company’s operational improvement plan.

Operating loss for the fourth quarter of fiscal 2026 was $5.2 million, or -1.9% of sales, as compared to operating loss of $23.8 million, or -8.1% of sales in the prior year period. Adjusted operating loss, a non-GAAP measure, for the fourth quarter of fiscal 2026 was $2.6 million, or -0.9% of sales, as compared to adjusted operating income of $1.4 million, or 0.5% of sales in the prior year period. Please refer to the reconciliation of adjusted operating (loss) income in the table below for details regarding excluded items in the fourth quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Interest expense was $4.1 million for the fourth quarter of fiscal 2026, as compared to $4.4 million for the fourth quarter of fiscal 2025, principally due to a decrease in weighted average debt.

Income tax benefit in the fourth quarter of fiscal 2026 was $2.6 million, or an effective tax rate of 28.6%, compared to an income tax benefit of $6.8 million, or an effective tax rate of 24.3% in the prior year period. The year-over-year difference in effective tax rate is primarily related to a decrease in unrecognized tax benefits as well as the impact from other adjustments, none of which are significant, on the change in pre-tax loss.

Net loss for the fourth quarter of fiscal 2026 was $6.6 million, as compared to a net loss of $21.3 million in the same period of the prior year. Diluted loss per share for the fourth quarter of fiscal 2026 was $.23. This compares to diluted loss per share of $.72 in the fourth quarter of fiscal 2025. Adjusted diluted loss per share, a non-GAAP measure, for the fourth quarter of fiscal 2026 was $.16. This compares to adjusted diluted loss per share of $.09 in the fourth quarter of fiscal 2025. Please refer to the reconciliation of adjusted net loss and adjusted diluted loss per share in the tables below for details regarding excluded items in the fourth quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

Monro ended the fourth quarter with 1,115 company-operated stores and 47 franchised locations.

“Our fourth quarter results were challenged by a difficult operating environment in the full-service auto aftermarket. As we believe was the case with other tire sellers, this was primarily driven by persistent weakness in tire units that began in fiscal January and continued throughout the quarter. In addition, severe winter weather in fiscal February across our geographic footprint forced temporary store closures and significantly reduced customer traffic during what should have been a busy winter maintenance period. We experienced a 5% decline in tire units during the quarter, which we believe aligns with broader industry trends. Our tire category was pressured as consumers continued to defer spending in higher-ticket categories and gravitated toward lower-cost alternatives. Both comparable store sales and tire units showed sequential improvement in fiscal March, partially recovering from the February weather disruptions. Store traffic also improved sequentially, giving us confidence that underlying demand for our services remains intact, despite a challenging backdrop. Despite the overall sales challenges, our higher-margin service categories continued to deliver value to our many full-service customers and reinforces our strength as a full-service provider. This capability serves as proof that our store teams are effectively utilizing ConfiDrive to identify and communicate service needs to customers. Our gross margin performance was a bright spot, expanding 90 basis points year-over-year to 33.9%. This improvement demonstrates productivity gains from our labor force, even as we navigate cost pressures and shifting customer preferences toward lower-tier products. Importantly, we maintained our marketing investment throughout the quarter, despite the sales headwinds. Monro delivered positive comp store sales in fiscal 2026 for the first time in three years, closed 145 stores that were not going to reach our profit expectations, and dramatically improved our inventory position. And, while the fourth quarter tested our resolve, our results for the full year of fiscal 2026 also validate that our strategic initiatives are working well over time and position us to capitalize when market conditions improve”, said Peter Fitzsimmons, President and Chief Executive Officer.

Fitzsimmons continued, “The traction we’re seeing in some districts across our chain in tires and service categories reinforces that we have the ability to drive significant value for our customers that we believe will translate to sales and profit growth.”

Full Year Results

•

Sales decreased 3.2% to $1.157 billion from $1.195 billion in fiscal 2025, primarily driven by the closure of 145 underperforming stores in the first quarter of fiscal 2026. Comparable store sales increased 1.4%, compared to a decrease of 3.5%[2] in the prior year period. Comparable store sales, unadjusted for days, decreased 5.3% in the prior year period.

•

Gross margin for fiscal 2026 was 35.0%, compared to 34.9% in the prior year period, primarily due to lower occupancy costs as a percentage of sales due to store closures and higher comparable store sales, which were partially offset by higher technician labor costs as a percentage of sales, mostly due to wage inflation.

•

Total operating expenses for fiscal 2026 were $385.2 million, or 33.3% of sales compared to $405.1 million, or 33.9% of sales in the prior year period. The decrease was principally due to $25.1 million of lower costs from the closure of stores and $24.1 million of lower store impairment costs related to certain owned and leased assets, which were partially offset by $20.3 million of costs incurred in connection with consultants related to the Company’s operational improvement plan and $14.1 million of increased marketing costs.

[2]	Adjusted for a 53-week year in fiscal 2024.

•

Operating income was 1.7% of sales, compared to 1.1% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, was 3.1% of sales, as compared to 3.4% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the tables below for details regarding excluded items in fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

•	Net income for fiscal 2026 was $2.2 million, or $.03 per diluted share, as compared to a net loss of $5.2 million, or $.22 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in fiscal 2026 was $.42. This compares to adjusted diluted earnings per share of $.48 in fiscal 2025. Please refer to the reconciliation of adjusted net income and adjusted diluted earnings per share in the tables below for details regarding excluded items in fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

Strong Financial Position

During fiscal 2026, the Company generated operating cash flow of $70 million. As of March 28, 2026, the Company had availability under its credit facility of $410 million and cash and equivalents of $14.6 million.

Fourth Quarter Fiscal 2026 and First Quarter Fiscal 2027 Cash Dividend

On March 10, 2026, the Company paid a cash dividend for the fourth quarter of fiscal 2026 of $.28 per share.

The Company also announced today that its Board of Directors has approved a cash dividend for the first quarter of fiscal year 2027 of $.28 per share. The cash dividend is payable on June 16, 2026 on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable to shareholders of record on June 2, 2026.

Company Expectations

Monro is not providing fiscal 2027 financial guidance at this time but will provide perspective on its expectations for fiscal 2027 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on May 27, 2026 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 275752. A replay will be available approximately two hours after the recording through Wednesday, June 10, 2026 and can be accessed by dialing 1-866-813-9403 and using the required access code of 930306. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2026. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “continue,” “expect,” “may,” “believe,” “focus,” “will,” “plan,” “should,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the financial and operational impact of the operational improvement plan, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on imported products, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2026, which the Company expects to file before the end of May 2026. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting operating income (loss), net income (loss), and diluted earnings (loss) per share (“EPS”), which are generally accepted accounting principles (“GAAP”) measures, this press release includes adjusted operating income (loss), adjusted net income (loss), and adjusted diluted EPS, which are non-GAAP financial measures. The Company has included reconciliations from adjusted operating income (loss), adjusted net income (loss), and adjusted diluted EPS to their most directly comparable GAAP measures, operating income (loss), net income (loss), and diluted EPS. Management views these non-GAAP financial measures as a way to better assess comparability between periods because management believes the non-GAAP financial measures show the Company’s core business operations while excluding certain items that are not part of our core operations such as consulting costs related to the Company’s operational improvement plan, management restructuring/transition costs, transition costs related to back-office optimization, store closing costs net of related gains on the sale of owned locations, lease assignments and early lease terminations, costs related to shareholder matters, costs related to store impairment charges, net gain on sale of corporate headquarters, write-off of debt issuance costs, and litigation reserve costs.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2026	2025	% Change
Sales	$273,839	$294,992	(7.2)%
Cost of sales, including occupancy costs	180,965	197,712	(8.5)%

Gross profit	92,874	97,280	(4.5)%
Operating, selling, general and administrative expenses	98,090	121,126	(19.0)%

Operating loss	(5,216)	(23,846)	78.1%
Interest expense, net	4,054	4,399	(7.8)%
Other income, net	(54)	(144)	(62.5)%

Loss before income taxes	(9,216)	(28,101)	67.2%
Benefit from income taxes	(2,635)	(6,826)	(61.4)%

Net loss	$(6,581)	$(21,275)	69.1%

Diluted loss per share	$(0.23)	$(0.72)	68.1%

Weighted average number of diluted shares outstanding	30,020	29,950
Number of stores open (at end of quarter)	1,115	1,260

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Twelve Months Ended Fiscal March
	2026	2025	% Change
Sales	$1,157,176	$1,195,334	(3.2)%
Cost of sales, including occupancy costs	751,915	777,689	(3.3)%

Gross profit	405,261	417,645	(3.0)%
Operating, selling, general and administrative expenses	385,232	405,080	(4.9)%

Operating income	20,029	12,565	59.4%
Interest expense, net	17,233	18,924	(8.9)%
Other income, net	(304)	(446)	(31.8)%

Income (loss) before income taxes	3,100	(5,913)	152.4%
Provision for (benefit from) income taxes	927	(731)	226.8%

Net income (loss)	$2,173	$(5,182)	141.9%

Diluted earnings (loss) per share	$0.03	$(0.22)	113.6%

Weighted average number of diluted shares outstanding	30,002	29,937

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 28, 2026	March 29, 2025
Assets
Cash and equivalents	$14,633	$20,762
Inventory	155,270	181,467
Other current assets	66,738	75,170

Total current assets	236,641	277,399
Property and equipment, net	241,857	258,949
Finance lease and financing obligation assets, net	148,807	159,794
Operating lease assets, net	175,899	181,587
Other non-current assets	764,773	764,094

Total assets	$1,567,977	$1,641,823

Liabilities and Shareholders’ Equity
Current liabilities	$517,837	$524,290
Long-term debt	60,000	61,250
Long-term finance leases and financing obligations	193,173	220,783
Long-term operating lease liabilities	156,209	167,523
Other long-term liabilities	49,285	47,216

Total liabilities	976,504	1,021,062
Total shareholders’ equity	591,473	620,761

Total liabilities and shareholders’ equity	$1,567,977	$1,641,823

MONRO, INC.

Reconciliation of Adjusted Operating (Loss) Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal March
	2026	2025
Operating Loss	$(5,216)	$(23,846)
Consulting costs related to operational improvement plan	2,664	—
Transition costs related to back-office optimization	569	586
Store impairment charges	274	22,804
Costs related to shareholder matters	177	—
Management restructuring/transition costs (a)	—	1,778
Net gain on sale of corporate headquarters (b)	—	58
Store closing costs, net (c)	(1,020)	54

Adjusted Operating (Loss) Income	$(2,552)	$1,434

MONRO, INC.

Reconciliation of Adjusted Net Loss

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal March
	2026	2025
Net Loss	$(6,581)	$(21,275)
Consulting costs related to operational improvement plan	2,664	—
Transition costs related to back-office optimization	569	586
Store impairment charges	274	22,804
Costs related to shareholder matters	177	—
Management restructuring/transition costs (a)	—	1,778
Net gain on sale of corporate headquarters (b)	—	58
Store closing costs, net (c)	(1,020)	54
Provision for income taxes on pre-tax adjustments (d)	(693)	(6,246)

Adjusted Net Loss	$(4,610)	$(2,241)

MONRO, INC.

Reconciliation of Adjusted Diluted Loss Per Share

(Unaudited)

	Quarter Ended Fiscal March
	2026	2025
Diluted Loss Per Share	$(0.23)	$(0.72)
Consulting costs related to operational improvement plan	0.07	—
Transition costs related to back-office optimization	0.01	0.01
Store impairment charges	0.01	0.57
Costs related to shareholder matters	0.00	—
Management restructuring/transition costs (a)	—	0.04
Net gain on sale of corporate headquarters (b)	—	0.00
Store closing costs, net (c)	(0.03)	0.00

Adjusted Diluted Loss Per Share	$(0.16)	$(0.09)

Note: Amounts may not foot due to rounding.

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Twelve Months Ended Fiscal March
	2026	2025
Operating Income	$20,029	$12,565
Consulting costs related to operational improvement plan	20,302	—
Transition costs related to back-office optimization	2,185	2,263
Store impairment charges	274	24,355
Costs related to shareholder matters	274	—
Management restructuring/transition costs (a)	—	1,778
Litigation reserve	—	650
Net gain on sale of corporate headquarters (b)	—	(2,508)
Store closing costs, net (c)	(7,290)	1,203

Adjusted Operating Income	$35,774	$40,306

MONRO, INC.

Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Twelve Months Ended Fiscal March
	2026	2025
Net Income (Loss)	$2,173	$(5,182)
Consulting costs related to operational improvement plan	20,302	—
Transition costs related to back-office optimization	2,185	2,263
Store impairment charges	274	24,355
Costs related to shareholder matters	274	—
Write-off of debt issuance costs	263	—
Management restructuring/transition costs (a)	—	1,778
Litigation reserve	—	650
Net gain on sale of corporate headquarters (b)	—	(2,508)
Store closing costs, net (c)	(7,290)	1,203
Provision for income taxes on pre-tax adjustments (d)	(4,163)	(6,935)

Adjusted Net Income	$14,018	$15,624

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share

(Unaudited)

	Twelve Months Ended Fiscal March
	2026	2025
Diluted Earnings (Loss) Per Share	$0.03	$(0.22)
Consulting costs related to operational improvement plan	0.50	—
Transition costs related to back-office optimization	0.05	0.06
Store impairment charges	0.01	0.61
Costs related to shareholder matters	0.01	—
Write-off of debt issuance costs	0.01	—
Management restructuring/transition costs (a)	—	0.04
Litigation reserve	—	0.02
Net gain on sale of corporate headquarters (b)	—	(0.06)
Store closing costs, net (c)	(0.18)	0.03

Adjusted Diluted Earnings Per Share	$0.42	$0.48

Note: Amounts may not foot due to rounding.

a)	Costs incurred in connection with restructuring and elimination of certain management positions.
b)	Gain on sale of the corporate headquarters building net of associated closing and relocation costs.
c)

Amounts in fiscal 2026 include the closing costs and asset write-offs related to the closure of 145 underperforming stores, in accordance with the store closure plan, net of related gains on the sale of owned locations, lease assignments and early lease terminations.

d)

The adjustments to diluted EPS reflect adjusted effective tax rates of 26.0 percent and 24.7 percent for the quarter ended fiscal March 2026 and 2025, respectively. The adjustments to diluted EPS reflect adjusted effective tax rates of 26.0 percent and 25.0 percent for the twelve months ended fiscal March 2026 and 2025, respectively. This represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate.